Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

BMO Funds, Inc.:

We consent to the use of our report dated October 22, 2014, incorporated by reference herein, for BMO Low Volatility Equity Fund, BMO Dividend Income Fund, BMO Large-Cap Value Fund, BMO Large-Cap Growth Fund, BMO Mid-Cap Value Fund, BMO Mid-Cap Growth Fund, BMO Small-Cap Value Fund, BMO Small-Cap Core Fund, BMO Small-Cap Growth Fund, BMO Micro-Cap Fund, BMO Global Low Volatility Equity Fund, BMO Pyrford Global Equity Fund, BMO Pyrford International Stock Fund, BMO LGM Emerging Markets Equity Fund, BMO TCH Emerging Markets Bond Fund, BMO Ultra Short Tax-Free Fund, BMO Short Tax-Free Fund, BMO Short-Term Income Fund, BMO Intermediate Tax-Free Fund, BMO Mortgage Income Fund, BMO TCH Intermediate Income Fund, BMO TCH Corporate Income Fund, BMO TCH Core Plus Bond Fund, BMO Monegy High Yield Bond Fund, BMO Multi-Asset Income Fund, BMO Government Money Market Fund, BMO Tax-Free Money Market Fund, and BMO Prime Money Market Fund, BMO Target Retirement 2010 Fund, BMO Target Retirement 2015 Fund, BMO Target Retirement 2020 Fund, BMO Target Retirement 2025 Fund, BMO Target Retirement 2030 Fund, BMO Target Retirement 2035 Fund, BMO Target Retirement 2040 Fund, BMO Target Retirement 2045 Fund, BMO Target Retirement 2050 Fund, BMO Target Retirement 2055 Fund, BMO Conservative Allocation Fund (formerly BMO Diversified Income Fund), BMO Moderate Allocation Fund (formerly BMO Moderate Balanced Fund), BMO Balanced Allocation Fund (formerly BMO Growth Balanced Fund), BMO Growth Allocation Fund (formerly BMO Aggressive Allocation Fund), BMO Aggressive Allocation Fund (formerly BMO Diversified Stock Fund), each a series of BMO Funds, Inc., and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI

December 26, 2014